Exhibit 5.1

August 7, 2020

Block Financial LLC
H&R Block, Inc.
One H&R Block Way
Kansas City, Missouri 64105

Re:          Offering of 3.875% Notes due 2030

Ladies and Gentlemen:

We have acted as counsel to Block Financial LLC, a Delaware limited liability company (the “Issuer”), and H&R Block, Inc., a Missouri corporation (the “Guarantor” and together with the Issuer, the “Companies”), in connection with the offer and sale by the Issuer of $650 million in aggregate principal amount of the Issuer’s 3.875% Notes due 2030 (the “Notes”) and the related guarantee thereof by the Guarantor (the “Guarantee”) endorsed on the Notes, pursuant to the Underwriting Agreement dated August 4, 2020 (the “Underwriting Agreement”) among the Issuer, the Guarantor, and J.P. Morgan Securities LLC, BofA Securities LLC, TD Securities (USA) LLC and U.S. Bancorp Investments, Inc., for themselves and as representatives of the underwriters listed in Schedule A thereto.

In so acting, we have reviewed originals or copies (certified or otherwise identified to our satisfaction) of (i) the Underwriting Agreement; (ii) the Registration Statement on Form S-3 (File No. 333-228407) filed with the U.S. Securities and Exchange Commission on November 15, 2018 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”); (iii) the prospectus dated November 15, 2018 (the “Base Prospectus”), which forms a part of the Registration Statement; (iv) the prospectus supplement dated August 4, 2020(the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”) (v) the Indenture dated as of October 20, 1997 (the “Original Indenture”), among Block Financial Corporation, as predecessor to the Issuer, the Guarantor, Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as trustee (the “First Trustee”); (vi) the First Supplemental Indenture, dated as of April 18, 2000 (the “First Supplemental Indenture”), among Block Financial Corporation, as predecessor to the Issuer, the Guarantor, the First Trustee and The Bank of New York, as separate trustee under the Original Indenture in respect of the Issuer’s 8.50% notes due 2007; (vii) the Second Supplemental Indenture, dated as of September 30, 2015 (the “Second Supplemental Indenture”), among the Issuer, the Guarantor, the First Trustee and U.S. Bank National Association (the “Second Trustee”), as separate trustee under the Original Indenture in respect of the Issuer’s 4.125% Notes due 2020 and 5.250% Notes due 2025; (viii) the Third Supplemental Indenture, dated as of August 7, 2020 (the “Third Supplemental Indenture”) among the Issuer, the Guarantor, the First Trustee and the Second Trustee, as separate trustee under the Indenture in respect of the Notes; (ix) the Officers’ Certificate of the Issuer dated as of August 7, 2020, establishing the terms of the Notes (the Officers’ Certificate, together with the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, collectively, the “Indenture”); (x) an executed copy of the global note representing the Notes and the Guarantee endorsed on the Notes; and (xi) such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and other representatives of the Companies, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions set forth below, and we have assumed that such certificates and other documents and responses to our inquiries are true and correct as of the date hereof, without independent investigation on our part.

In issuing this opinion letter, with your permission, we have assumed, without independent investigation on our part, that (a) each agreement, certificate, document, instrument, record and paper (as used in this paragraph, each, a “document”) reviewed by us as an original is authentic; (b) each document reviewed by us as a certified, conformed, telecopied or photostatic copy conforms to the original of such document and each such original is authentic; (c) all signatures appearing on the documents reviewed by us are genuine; (d) all natural persons who have signed, or will sign, any document reviewed by us had, or will have, as the case may be, the legal capacity and competency to do so at the time of such signature; (e) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of the documents by the Companies); (f) each of the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture is in full force and effect and has not been terminated; and (g) all Notes will be issued and sold in compliance with the applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

Based upon the foregoing, and subject to the assumptions and qualifications set forth in this opinion letter, we are of the opinion as of this date that:

1. When the Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Issuer against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture as described in the Registration Statement and the Prospectus, the Notes will constitute valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

2. When the Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Issuer against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture as described in the Registration Statement and the Prospectus, the Guarantee will constitute the valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

The opinions expressed above with respect to the validity, binding effect and enforceability of the Notes and the Guarantee are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are given as of the date hereof only with respect to the present status of the laws of the State of Missouri, State of New York and the limited liability company laws of the State of Delaware (excluding the statutes, ordinances, rules and regulations of counties, towns, municipalities and special political subdivisions of the State of Missouri, State of New York or State of Delaware), and we expressly disclaim any obligation to update or supplement our opinions in response to changes in the law by legislative or regulatory action, judicial decision or otherwise becoming effective hereafter or future events or circumstances affecting the transactions contemplated by the Underwriting Agreement.

We consent to your filing this opinion letter as an exhibit to the Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus constituting a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act. This opinion letter is rendered solely for your benefit in connection with the above matter and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act, but may not be relied upon in any manner by any other person without our prior written consent.

Very truly yours,

Stinson LLP

/s/ Stinson LLP